Exhibit No. 10.4

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of November 11, 2013 and is by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and HEARTLAND EXPRESS, INC. OF IOWA, an Iowa corporation (“Borrower”); HEARTLAND EXPRESS, INC., A & M EXPRESS, INC., HEARTLAND EXPRESS MAINTENANCE SERVICES, INC., HEARTLAND EXPRESS SERVICES, INC. and GORDON TRUCKING, INC. (each such Affiliate, together with each Affiliate of Parent joining in the Agreement as a guarantor in accordance with the terms hereof, whether one or more, are referred to herein individually, collectively, severally and jointly and severally, as a “Guarantor” or the “Guarantors”).

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.    REDUCING LINE OF CREDIT.

(a)    Reducing Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time (each a “Reducing Line of Credit Advance”, and the aggregate principal amount of all Reducing Line of Credit Advances outstanding at any time, the “Reducing Line of Credit Loan”) up to and including the Termination Date, not to exceed at any time an aggregate outstanding principal amount that is more than the applicable Reducing Line of Credit Maximum Borrowing Amount in effect from time to time (the “Reducing Line of Credit”). The proceeds of each Reducing Line of Credit Advance shall be used on or after the date on which each of the conditions precedent set forth in Section 3.1 either have been waived by Bank or satisfied or on the date which the initial Reducing Line of Credit Advance is made (whichever occurs first, the “Closing Date”): (i) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby and (ii) consistent with the terms and conditions hereof, working capital and lawful and general corporate purposes for Obligated Group Members, including without limitation, to finance capital expenditures and Permitted Acquisitions (provided that in no event shall any part of the proceeds of any loans made to Borrowers under this Agreement be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors). Borrower's obligation to repay Reducing Line of Credit Advances and the Reducing Line of Credit Loan shall be evidenced by a promissory note dated as of November 11, 2013 (“Reducing Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Letter of Credit Subfeature. As a subfeature under the Reducing Line of Credit, Bank agrees from time to time prior to the Termination Date to issue or cause an Affiliate of Bank to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of

Credit”); provided, however, that the aggregate amount available to be drawn under all outstanding Letters of Credit shall not at any time exceed Twenty Million Dollars ($20,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by Borrower; provided however, that no Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Letter of Credit so that it will have, an expiration date that is after the Reducing Line of Credit Maturity Date. The amount of the LC Exposure shall be reserved under the Reducing Line of Credit and shall not be available for Reducing Line of Credit Advances or borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the letter of credit agreements, applications and any related documents required by Bank in connection with the issuance thereof (“Letter of Credit Agreements”). Each drawing paid under a Letter of Credit (even if the Letter of Credit was issued by an Affiliate of Bank) shall be deemed a Reducing Letter of Credit Advance made under the Reducing Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to the Reducing Line of Credit Loan and Reducing Line of Credit Advances; provided, however, that if Reducing Line of Credit Advances under the Reducing Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank (even if the Letter of Credit was issued by an Affiliate of Bank) the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to the Reducing Line of Credit Loan. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)    Reducing Line of Credit Advances and Letters of Credit. Reducing Line of Credit Advances, subject to the limitations set forth in Section 1.1(d), may be made by Bank at the oral or written request of (i) Michael Gerdin or John Cosaert, any one acting alone, who are authorized to request Reducing Line of Credit Advances and the issuance of Letters of Credit and direct the disposition of any Reducing Line of Credit Advances until written notice of the revocation of such authority is received by Bank, or (ii) any Person, with respect to Reducing Line of Credit Advances deposited to the credit of any deposit account of Borrower, which Reducing Line of Credit Advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that Persons other than those authorized to request Reducing Line of Credit Advances may have authority to draw against such account. Bank shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(d)    Borrowing and Repayment. Borrower may, from time to time prior to the Termination Date, borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Reducing Line of Credit Note, including without limitation, the limitations on prepayment set forth in Section 1.1(f); provided however, that the sum of the outstanding principal amount of the Reducing Line of Credit Loan and the LC Exposure shall at no time exceed the Reducing Line of Credit Maximum Borrowing Amount, and notwithstanding anything to the contrary contained in this Agreement, Bank shall have no obligation to make any Reducing Line of Credit Advance or issue or cause to be issued any Letter of Credit, if after making such Reducing Line of Credit Advance or issuing such Letter of Credit, the sum of the outstanding principal amount of Reducing Line of Credit Loan and the LC Exposure would exceed the applicable Reducing Line of Credit Maximum Borrowing Amount. As used herein and in the Reducing Line of Credit Note, “Reducing Line of Credit Maximum Borrowing Amount” means (i) $250,000,000.00, initially and through October 31, 2014, (ii) $225,000,000.00 on November 1, 2014 through October 31, 2015, (iii) $200,000,000.00 on November 1, 2015 through October 31, 2016, (iv) $175,000,000.00 on November 1, 2016 through the day immediately prior to the Termination Date and (v) $0.00 on and after the Termination Date. If sum of the outstanding principal amount of the Reducing Line of Credit Loan and the LC Exposure on any date is greater than the Reducing Line of Credit Maximum Borrowing Amount, Borrower shall make a principal payment on the Reducing Line of Credit Loan on such date in an amount sufficient to reduce the sum of the then outstanding principal amount of the Reducing Line of Credit Loan and the LC Exposure to an amount not greater than Reducing Line of Credit Maximum Borrowing Amount. Each payment of principal shall be accompanied by payment of (i) accrued interest on the principal amount paid and (ii) fees required under Section 1.1 (f), if any. The outstanding principal balance of the Reducing Line of Credit Loan shall be due and payable in full on the Termination Date.

(e)    Application of Payments. Each payment (whether optional or mandatory) made on the Reducing Line of Credit Loan shall be credited first, to any interest then due and second, to the outstanding principal balance. All payments credited to principal shall be applied first, to that portion of the outstanding principal balance of the Reducing Line of Credit Loan which bears interest determined in relation to the Prime Rate, if any, and second, to that portion of the outstanding principal balance of the Reducing Line of Credit Loan which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

(f)    Prepayments.

(i)    Prime Rate. Borrower may prepay principal on any portion of the Reducing Line of Credit Loan which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

(ii)    LIBOR. Borrower may prepay principal on any portion of the Reducing Line of Credit Loan which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of the Reducing Line of Credit Loan is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of the Reducing Line of Credit Loan shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration, mandatory payment or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(A)
Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(B)
Subtract from the amount determined in (A) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(C)	If the result obtained in (B) for any month is greater than zero, discount that difference by LIBOR used in (B) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.0%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

SECTION 1.2.    INTEREST.

(a)    Interest Rate. The principal balance of the Reducing Line of Credit Loan outstanding from time to time shall bear interest (computed on the basis of a 360-day year, actual days elapsed), and the amount of each drawing paid under any Letter of Credit shall bear interest (computed on the basis of a 360- day year, actual days elapsed) from the date such drawing is paid to the date such amount is fully repaid by Borrower, either (i) at a fluctuating rate per annum that is zero percent (0.00)% above the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be five eighths of one percent (0.625%) above LIBOR in effect on the first day of the applicable LIBOR Period. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection by Borrower, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Reducing Line of Credit Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)    Selection of Interest Rate Options. At any time any portion of the Reducing Line of Credit Loan bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new LIBOR Period designated by Borrower. At any time any portion of the Reducing Line of Credit Loan bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower. At such time as Borrower requests a Reducing Line of Credit Advance or wishes to select a LIBOR option for all or a portion of the outstanding principal balance of the Reducing Line of Credit Loan, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable LIBOR Period. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the LIBOR Period, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any Revolving Line of Credit Advance is requested or at the end of any LIBOR Period, Borrower shall be deemed to have made a Prime Rate interest selection for such Revolving Line of Credit Advance or the principal amount of the Revolving Line of Credit Loan to which such LIBOR Period applied.

(c)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)    Swap Agreement Adjustments.

(i)    Notwithstanding anything to the contrary set forth herein or in the Reducing Line of Credit Note, at any time during which an interest rate swap confirmation between Borrower and Bank (a “Swap Confirmation”) is in effect with respect to all or a portion of the outstanding principal balance of the Reducing Line of Credit Loan, the following shall be in effect with respect to that portion of the outstanding principal balance of the Reducing Line of Credit Loan which is subject to the Swap Confirmation (the “Swap Portion”), but not with respect to any portion of the outstanding principal balance of the Reducing Line of Credit Loan which is not subject to the Swap Confirmation:

(A)    With respect to the Swap Portion, the definition of “LIBOR Period” shall be amended and restated to read as follows:

“LIBOR Period” means a period commencing on a Business Day and continuing for one (1) month or three (3) months, as the case may be as selected by a Borrower, during which the Swap Portion bears interest determined in relation to LIBOR, with the understanding that (i) the initial

LIBOR Period shall commence on the later of (A) the effective date stated on the Swap Confirmation and (B) the date the Reducing Line of Credit Advance is initially disbursed and shall continue up to, but shall not include, the first day of the next occurring calculation period designated in the Swap Confirmation, (ii) notwithstanding anything to the contrary herein or in the Reducing Line of Credit Note, there shall be successive LIBOR Periods thereafter, each of which shall commence automatically, without notice to or consent from any Borrower, and run concurrently with the calculation period designated in the Swap Confirmation and (iii) if, on the first day of the last LIBOR Period applicable hereto the remaining term of the Reducing Line of Credit Loan is less than one (1) month or three (3) months, as the case may be, said LIBOR Period shall be in effect only until the scheduled maturity date hereof, except that if the scheduled maturity date hereof is not a Business day, then such LIBOR Period shall be extended to the next succeeding Business Day.

(B)    The Swap Portion shall be in an amount equal to or greater than One Hundred Thousand Dollars ($100,000.00).

(ii)    Borrower understands and acknowledges that each Swap Confirmation constitutes an independent agreement between Borrower and Bank and that nothing contained herein or in the Reducing Line of Credit Note shall be construed as amending or modifying any such Swap Confirmation or be interpreted in any way as inferring or creating an obligation on the part of Bank to amend or modify such Swap Confirmation, based on any action that may be taken by Borrower in respect of the Reducing Line of Credit Loan or the Reducing Line of Credit Note. Further, Borrower acknowledges that Borrower is responsible for verifying the terms of any Swap Confirmation into which it enters; understands the effect of a Swap Confirmation having payment dates that do not concur exactly with the payment dates hereunder or under the Reducing Line of Credit Note; and agrees that any Swap Confirmation may still be considered in effect with respect to any principal portion of the Reducing Line of Credit Loan even if the payment dates thereon do not concur exactly with the payment dates hereunder or of the Reducing Line of Credit Note.

(e)    Additional LIBOR Provisions. Notwithstanding anything to the contrary contained herein or in the Reducing Line of Credit Note:
(i)    If Bank determines in good faith (which determination shall be conclusive, absent manifest error) that (x) United States dollar deposits of sufficient amount and maturity for advance hereunder are not available to Bank in the London Interbank Eurodollar market in the ordinary course of business or (y) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR rate, Bank shall promptly notify Borrower in writing of an alternate calculation of the LIBOR rate made in Bank’s sole reasonable discretion.

(ii)    If any regulatory change shall, in the reasonable determination of Bank, make it unlawful for Bank to make or maintain the loans based on the LIBOR rate, then Bank shall promptly notify Borrower in writing of an alternate calculation of the LIBOR rate made in Bank’s sole reasonable discretion.

(iii)    If any regulatory change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, Bank; (B) subject Bank or any amounts advanced hereunder to any new or additional tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Bank of principal or interest due from Borrower to Bank hereunder (other than a change in the taxation of the overall net income of Bank); or (C) impose on Bank any other new or additional condition regarding any amounts advanced hereunder, and Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to Bank of making or maintaining any loans hereunder or to reduce the amount of principal or interest received by Bank hereunder, then Borrower shall pay to Bank, on written demand, such additional amounts as Bank shall, from time to time in its sole reasonable discretion, determine are sufficient to compensate and indemnify Bank for such increased cost or reduced amount (which determination shall be final, absent manifest error).

(f)     Payment of Interest. Interest accrued on the Reducing Line of Credit Note shall be payable on the 1st day of each month, commencing December 1, 2013.
(g)    Default Interest. From and after the Termination Date, at Bank's option, the outstanding principal balance of the Reducing Line of Credit Loan shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable in accordance with Section 1.2(a).
SECTION 1.3.    FEES.

(a)    Unused Commitment Fee. Borrower shall pay to Bank a fee at a rate per annum equal to five eightieths of one percent (0.0625%) (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Reducing Line of Credit, which fee shall be due and payable by Borrower in arrears within ten (10) days after each monthly billing is sent by Bank.
(b)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit and each renewal of such Letter of Credit, if any, at a rate per annum equal to five eighths of one percent (0.625%) of the face amount of such Letter of Credit and (ii) fees and charges upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity. The foregoing fees shall be paid to Bank even if a Letter of Credit is or was issued by an Affiliate of Bank.
(c)    Commitment Fee. Borrower shall pay to Bank a one-time, non-refundable commitment fee in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000.00), which fee shall be due and payable in full on the Closing Date.
SECTION 1.4.    PAYMENTS. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of otherwise) prior to 12:00 noon, Des Moines, Iowa time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Bank at its offices at 666 Walnut Street, Des Moines, Iowa 50309.
SECTION 1.5.    GUARANTIES.

Each Consolidated Affiliate shall unconditionally, severally, jointly and severally and without limit guaranty the payment and performance of all Obligations pursuant to and in accordance with the terms of this Agreement. Parent will, within fifteen days after an Obligated Group Member forms or acquires any direct or indirect Consolidated Affiliate, (a) cause such Consolidated Affiliate to become a Guarantor hereunder by executing a joinder to this Agreement, in form and substance reasonably satisfactory to Bank, and (b) if requested by Bank, provide to Bank all other documentation, including one or more opinions of counsel (which may be Parent’s in-house counsel) reasonably satisfactory to Bank, which, in Bank’s opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued by a Consolidated Affiliate pursuant to this Section 1.5 shall constitute a Loan Document.

SECTION 1.6    TERMINATION AND REDUCTION OF COMMITMENTS.

(a)    The Reducing Line of Credit and any obligation of Bank to make Reducing Line of Credit Advances and issue or cause to be issued Letters of Credit shall automatically terminate on the Termination Date.
(b)    Upon at least three (3) Business Days' prior irrevocable written or telecopy notice to Bank, the Borrower may at any time in whole permanently terminate the Reducing Line of Credit and Bank’s obligation, if any, to make Reducing Line of Credit Advance and issue or cause to be issued Letters of Credit and thereby reduce the Reducing Line of Credit Maximum Borrowing Amount to Zero Dollars ($0.00). A termination of the Reducing Line of Credit in whole shall be accompanied by payment of (i) the entire outstanding principal amount of the Reducing Line of Credit Loan, (ii) unpaid accrued interest on the Reducing Line of Credit Loan and (iii) fees required under Section 1.1 (f). Upon at least three (3) Business Days’ irrevocable written or telecopy notice to Bank, the Borrower may at any time or from time to time in part permanently reduce the Reducing Line of Credit Maximum Borrowing Amount; provided, however, that each partial reduction of the Reducing Line of Credit Maximum Borrowing Amount shall be in an integral multiple of $100,000.00 and in a minimum principal amount of $1,000,000.00; and provided further, that the Borrower shall not be permitted to reduce the Reducing Line of Credit Maximum Borrowing Amount if, as a result the sum of the aggregate principal amount of the outstanding Reducing Line of Credit Loan and the LC Exposure would exceed such reduced amount of the Reducing Line of Credit Maximum Borrowing Amount.
ARTICLE II
REPRESENTATIONS AND WARRANTIES

In order to induce Bank to enter into this Agreement, each Obligated Group Member makes the following representations and warranties to Bank which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof), as of the Closing Date, shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof), as of the date of the making of each Reducing Line of Credit Advance and each other extension of credit and issuance of each Letter of Credit made after the Closing Date, as though made on and as of the date such Reducing Line of Credit Advance or other extension of credit is made or such Letter of Credit is issued (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all Obligations:
SECTION 2.1.    LEGAL STATUS. Each Obligated Group Member is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed reasonably would be expected to have a Material Adverse Effect.
SECTION 2.2    POWER AND AUTHORITY. Each Obligated Group Member has all requisite corporate or other entity power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
SECTION 2.3.    AUTHORIZATION AND VALIDITY. This Agreement, the Reducing Line of Credit Note, each Letter of Credit Agreement, and each other agreement, instrument and document required hereby or at any time hereafter delivered to Bank in connection herewith to which an Obligated Group Member is a party (collectively, the “Loan Documents”) have been duly authorized, and, upon their execution and delivery in accordance with the provisions hereof, will constitute legal, valid and binding agreements and obligations of such Obligated Group Member that executes the same, enforceable in accordance with their respective terms.
SECTION 2.4.    NO VIOLATION. The execution, delivery and performance by an Obligated Group Member of each of the Loan Documents to which such Obligated Group Member is a party do not violate any provision of any law or regulation, contravene any provision of the Articles of Incorporation or By-Laws, Certificate of Formation, Certificate of Organization, Articles of Organization or Operating Agreement of any Obligated Group Member or result in any breach of or default under any contract, obligation, indenture or other instrument to which any Obligated Group Member is a party or by which any Obligated Group Member may be bound.
SECTION 2.5.    ACTIONS AND GUARANTEES. Except as set forth in Schedule 2.5,(a) as of the date of this Agreement, there is no individual Action pending, or, to Parent’s knowledge, threatened, against any Obligated Group Member involving expected damages against any one or more Obligated Group Members of more than $5,000,000.00 in excess of applicable insurance coverage, including any self-insured portion thereof (b) as of the date of this Agreement, there are no Actions pending, or, to Borrower’s knowledge, threatened, against any one or more Obligated Group Members of more than $10,000,000.00 in the aggregate in excess of applicable insurance coverage, including any self- insurance portion thereof, (c) as of the date of this Agreement, no Obligated Group Member is obligated under or for any guarantee that is not or would not be permitted under Section 5.5, and (d) no Action is pending, or, to Parent’s knowledge, threatened, against any Obligated Group Member which, either individually or in the aggregate with all other Actions pending or, to Parent’s knowledge, threatened, against each Obligated Group Member, reasonably would be expected to have a Material Adverse Effect.
SECTION 2.6.    CORRECTNESS OF FINANCIAL STATEMENTS. The Borrower has heretofore made available to Bank copies of (i) the consolidated balance sheets of Parent and its consolidated Subsidiaries as of December 31, 2012, and the related consolidated statements of income, cash flows and shareholder's equity for Fiscal Year 2012, including without limitation the related notes, audited by and including the opinion of its independent public accountants, all as included in the Annual Report on Form 10-K for Fiscal Year 2012. Such financial statements present fairly, in all material respects, the consolidated financial condition of Parent and its Subsidiaries, and the consolidated results of their operations and cash flows in accordance with GAAP. Since the dates of such financial statements no event, circumstance or change has occurred that either individually or in the aggregate reasonably would be expected to have a Material Adverse Effect.
SECTION 2.7.    TAXES. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods were recorded in accordance with GAAP. To Parent's knowledge, such charges, accruals, and reserves are adequate, and there is no basis for any other unrecorded tax or assessment that reasonably would be expected to have a Material Adverse Effect.
SECTION 2.8.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which any Obligated Group Member is a party or by which any Obligated Group Member may be bound that requires the subordination in right of payment of any Obligations to any other Debt of any Obligated Group Member.
SECTION 2.9.    PERMITS, FRANCHISES. Each Obligated Group Member possesses all permits, consents, approvals, authorizations, franchises and licenses required, and has rights to all trademarks, trade names, trade names rights, trademarks, trademark rights, patents, service marks, copyrights and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to do so reasonably would not be expected to have a Material Adverse Effect.
SECTION 2.10. ERISA. Except for violations or noncompliance which neither individually nor in the aggregate reasonably would be expected to have a Material Adverse Effect, (a) each Obligated Group Member is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); (b) no Obligated Group Member has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by any Obligated Group Member (each, a “Plan”); (c) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Obligated Group Member; and (d) each Obligated Group Member has met its minimum funding requirements under ERISA with respect to each Plan. Parent has no reason to believe that any Plan will not be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.
SECTION 2.11. OTHER OBLIGATIONS. No Obligated Group Member is in default or breach on any of its Debt, including without limitation, Purchase Money Debt and Capital Leases, or in respect of any Agreement, commitment, contract, instrument, document or operating leases, in each case, where such default or breach, individually or in the aggregate with all other defaults and breaches, reasonably would be expected to have a Material Adverse Effect.
SECTION 2.12. ENVIRONMENTAL MATTERS. Except where the failure to do so reasonably would not be expected to have a Material Adverse Effect, (a) each Obligated Group Member is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any operations and/or properties of any Obligated Group Member, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time; (b) none of the operations of any Obligated Group Member is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment; and (c) no Obligated Group Member has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.13. AFFILIATES.

(a)    Consolidated Affiliates. All Consolidated Affiliates as of the date of this Agreement and the owners of the Equity Interests in each are set forth in Schedule 2.14 and as of the date of this Agreement, there exists no Consolidated Affiliated that is not either an initial Borrower or an initial Guarantor.
(b)    Joint Venture or Partnership. As of the date hereof, no Obligated Group Member is engaged in or party to any joint venture or partnership that is not disclosed in Schedule 2.14.
(c)    Solvency. The Obligated Group Members, taken as whole, are Solvent before and after the extension of each Reducing Line of Credit Advance (including without limitation, the extension of the initial Reducing Line of Credit Advance) and the issuance of each Letter of Credit (including without limitation, the issuance of the initial Letter of Credit).
SECTION 2.14. PATRIOT ACT. Each Obligated Group Member is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the loans made hereunder will be used by any Obligated Group member or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 2.15. MARGIN STOCK. No Obligated Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
SECTION 2.16. GOVERNMENTAL REGULATION. No Obligated Group Member is subject to regulation under the Federal Power Act or the Investment Company Act of 1940. No Obligated Group Member has any knowledge, or reason to believe, that any Obligated Group Member or its business is subject to any other federal or state statute or regulation which may limit its ability to incur any Obligation or which may otherwise render all or any portion of the Obligations unenforceable. No Obligated Group Member is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

SECTION 2.17. OFAC. No Obligated Group Member is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Obligated Group Member (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
SECTION 2.18. TITLE TO ASSETS; NO ENCUMBRANCES. Each Obligated Group Member has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property) all of their respective assets reflected in the financial statements referred to in Section 2.6 and, after the Closing Date, in the financial statements most recently delivered or made available in accordance with Section 4.3, in each case except for (y) assets disposed of (including by termination of leases and licenses) in the ordinary course of business since the date of such financial statements or as otherwise permitted by this Agreement and (z) Permitted Liens and other defects in title that reasonably would not be expected to have a Material Adverse Effect. All of such assets and property are free and clear of all Liens other than Permitted Liens.
SECTION 2.19. SURVIVAL OF WARRANTIES; CUMULATIVE. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Bank on the date of each additional borrowing or other credit accommodation hereunder (except to the extent such expressly relate to the date of this Agreement) and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Bank.
ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation, if any, of Bank to make the initial Reducing Line of Credit Advance and any contemporaneous issuance of Letters of Credit is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)     Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)     Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)This Agreement, each other Loan Document and all other instruments, agreement and documents required hereby.

(ii)Certificate of Incumbency - each Obligated Group Member.

(iii)Authorizing Resolutions or Certifications: – each Obligated Group Member.

(iv)Articles of Incorporation, Certificate of Formation, Certificate of Organization and Amendments, Bylaws and Amendments: - each Obligated Group Member.

(v)Each other instrument, agreement or document required hereby or by Bank under any other Section of this Agreement and such additional agreements and documents as Bank may reasonably require.

(c)     Opinion of Counsel. Bank shall have received a favorable written enforceability opinion of legal counsel to each Borrower and to each Guarantor, dated as of the Closing Date, in form and substance satisfactory to Bank.

(d)     Financial Condition. Except where such change or decline, individually or in the aggregate, reasonably would not be expected to have a Material Adverse Effect, there shall have been no material adverse change, as determined reasonably by Bank, in the financial condition or business of the Obligated Group Members taken as a whole, nor any material decline, as determined reasonably by Bank, in the market value of a substantial or material portion of the assets of any Obligated Group Member or of the Obligated Group Members as a whole.

(e)     Insurance. Borrower has delivered to Bank evidence satisfactory to Bank of its insurance coverage listed in Section 4.5 of this Agreement.

(f)    Closing Certificate. Bank shall have received a certificate, dated the Closing Date and signed by the chief executive officer, president, the chief financial officer, the chief operating officer or the treasurer of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (d) of Section 3.2.

(g)    Fees and Expenses. Bank shall have received payment of the commitment fee required under Section 1.3(c) and, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation, if any, of Bank to make each Reducing Line of Credit Advance (after the Initial Advance), to issue or cause to be issued each Letter of Credit and to extend any additional credit to Borrower shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of making each Reducing Line of Credit Advance, cash or extension of credit and the issuance of a Letter of Credit, with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent expressly made of a prior date, in which case they shall be true and correct as of such prior date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which it reasonably requires in connection with such extension of credit.

(c)    Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received all Letter of Credit Agreements in respect of such Letter of Credit.

(d)    Financial Condition. The Obligated Group Members shall not have experienced a Material Adverse Effect.

SECTION 3.3.    FAILURE TO CLOSE ACQUISITION OF GORDON TRUCKING, INC. Notwithstanding the satisfaction of any or all of the conditions set forth in Section 3.1 or 3.2, Bank shall have no obligation to make any Reducing Line of Credit Advance or issue any Letter of Credit if the closing of the Permitted Acquisition of all of the issued and outstanding shares of each class of common stock of Gordon Trucking, Inc. does not occur on or prior to November 30, 2013.

ARTICLE IV
AFFIRMATIVE COVENANTS

Each Borrower covenants that so long as Bank remains committed to extend any credit to Borrower pursuant hereto and any Obligation of Borrower to Bank hereunder remains outstanding and until payment in full of all Obligations hereunder, it shall, and will cause each Obligated Group Member to, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time and with reasonable advance notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of any Obligated Group Member.

SECTION 4.3.    FINANCIAL STATEMENTS AND OTHER INFORMATION. Make available to Bank all of the following, in form and detail satisfactory to Bank (it being agreed that the timely filing of reports with the United States Securities Exchange Commission shall be deemed making available to Bank):

(a)    not later than April 30 of each Fiscal Year, audited consolidated financial statements of the Parent and its consolidated Subsidiaries as of the end of and for the preceding Fiscal Year, to include a balance sheet, income statement and statement of cash flows, accompanied by the unqualified opinion of certified public accountants acceptable to Bank;

(b)    not later than 45 days after the end of each Fiscal Quarter, consolidated financial statements of the Parent and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter, to include a balance sheet, income statement, and statement of cash flows;

(c)    if and when filed by Parent, Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, any other filings made by Parent with the United States Securities and Exchange Commission;

(d)    concurrently with each delivery of the statements referred to in (a) and (b) above, a duly completed compliance certificate in a form reasonably acceptable to Bank, dated the date of such annual report or such quarterly statements and signed by the chief executive officer, the president, the chief financial officer, the chief operating officer or the treasurer of Borrower (i) certifying that to the best of his or her knowledge no Event of Default or event which with the passage of time, service of notice or both would become an Event of Default has occurred, or, if such an Event of Default or such an event has occurred, specifying the nature and extent thereof and accompanied by a statement of the chief financial officer, principal accounting officer, treasurer or controller of Borrower specifying any corrective action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail the calculation of financial measures and ratios required to demonstrate compliance with the covenants, conditions and agreements contained in Section 4.9, all determined as of the end of the period covered by said statements; and

(e)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition (including without limitation, assets, liabilities and contingent liabilities) of the Obligated Group Members as Bank may reasonably request.

SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business, except when the failure to do so, either individually or in the aggregate, reasonably would not be expected to have a Material Adverse Effect.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which it is engaged, insurance for the Obligated Group Members insuring against fire, bodily injury and general commercial, general property damage, general liability, workers’ compensation and other risks customarily insured against by companies engaged in similar business as Obligated Group Members, with (a) coverage amounts and risk coverages as are customarily carried by companies engaged in similar business as Obligated Group Members and (b) self- insured retentions as may be required by law and otherwise deemed reasonable by Parent based on its consolidated business and financial condition, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6.    FACILITIES AND PROPERTIES. Keep all properties useful or necessary to its business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that there is no Material Adverse Effect.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as it may in good faith contest or as to which a bona fide dispute may arise, and (b) for which it has made provision in accordance with GAAP, for eventual payment thereof in the event it is obligated to make such payment, or which individually or in the aggregate, reasonably would not be expected to have a Material Adverse Effect.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of (a) each Action pending, or, to Parent’s knowledge, threatened, against any Obligated Group Member with expected damages in an amount more than $10,000,000 in excess of applicable insurance limits (including any self-insured portion thereof), and (b) any Action individually, or any combination of Actions collectively, pending, or to Parent’s knowledge, threatened against any Obligated Group Member that reasonably would be expected to have a Material Adverse Effect.

SECTION 4.9.    FINANCIAL CONDITION. Maintain the Obligated Group Members’ consolidated financial condition as follows in accordance with GAAP (except to the extent modified by the definitions herein):

(a)    Tangible Net Worth as of the end of each Fiscal Quarter at an amount that is not less than the lesser of (i) the greater of (A) the Reducing Line of Credit Maximum Borrowing Amount applicable on the last day of such Fiscal Quarter or (B) $175,000,000.00 or (ii) $200,000,000.00, with “Tangible Net Worth” defined as the aggregate of Obligated Group Members’ total stockholders’ equity less any intangible assets and less any loans or advances to, or investments in, any Affiliates or Persons related to any Obligated Group Member, that are not eliminated in consolidation, and less all Permitted Investments.

(b)    Adjusted Net Income of not less than $1.00 as of each Fiscal Quarter end, determined on rolling 4-quarter basis, with “Adjusted Net Income” defined as Obligated Group Members’ net after tax income for the period of determination plus the following: (i) non-cash equity compensation expense, (ii) non-cash amortization of intangibles and impairment charges, (iii) non-cash amortization or write-off of deferred debt issuance and other transaction expenses, and (iv) other non-cash charges approved by the Bank in its reasonable discretion.

(c)    Debt to Adjusted EBITDA Ratio that is not greater than 2.0 to 1.0 as of each Fiscal Quarter end (beginning with the Fiscal Quarter ending December 31, 2013), determined on a rolling 4-quarter basis, with “Debt to Adjusted EBITDA Ratio” defined as the ratio of the sum of all Debt (less cash on hand) of the Obligated Group Members as of the date of determination to Adjusted EBITDA for the period of determination, and with “Adjusted EBITDA” defined as the net profit before tax for the period of determination plus the following (but only to the extent taken into account in determining such net profit before tax and without duplication): (i) non-cash equity compensation expense, (ii) non-cash amortization of intangibles and impairment charges, (iii) non-cash amortization or write-off of deferred debt issuance and other transaction expenses,(iv) interest expense of Parent and its consolidated Subsidiaries (net of capitalized interest expense), (v) depreciation expense, (vi) amortization expense and (vii) other non-cash charges approved by the Bank in its reasonable discretion and plus the following: (i) $45.0 million for the Fiscal Quarter ending December 31, 2013, (ii) $30.0 million for the Fiscal Quarter ending March 31, 2014 and (iii) $15.0 million for the Fiscal Quarter ending June 30, 2014

SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event, change or matter) give written notice to Bank in reasonable detail of the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

ARTICLE V
NEGATIVE COVENANTS

Each Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto and any Obligation of Borrower to Bank hereunder remains outstanding, and until payment in full of all Obligations hereunder, it will not, and will not permit any other Obligated Group Member to, without Bank’s prior written consent:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any Reducing Line of Credit Advance or any other credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.    DEBT. Create, incur, assume or permit to exist any Debt of any Obligated Group Member to any Person, except Debt consisting of (a) Obligations of any Obligated Group Members , (b) Purchase Money Debt incurred on or after the Closing Date by Obligated Group Members and Acquired Debt of a Person whose Equity Interests are acquired by any Obligated Group Member in a Permitted Acquisition that closed after the Closing Date in an aggregate amount (exclusive of the amount of Acquired Debt incurred as permitted under clause (c) hereof) that does not exceed $50,000,000.00 during any Fiscal Year, (c) Acquired Debt of Gordon Trucking, Inc. that was in existence on the date of the Permitted Acquisition of all of the issued and outstanding shares of each class of common stock of Gordon Trucking, Inc., that was not incurred in connection with or in contemplation of such Permitted Acquisition and that is in an aggregate amount of not more $155,000,000.00 on the date of or at any time after such Permitted Acquisition is consummated, not more than $60,000,000.00 on or at any time after the 30th day following the date such Permitted Acquisition was consummated and not more than $0.00 on or at any time after the 90th day following the date such Permitted Acquisition was consummated, (d) Seller Earnout Obligations in an aggregate amount of not more than $20,000,000.00 to be paid by one or more Obligated Group Members in connection with the Permitted Acquisition of all of the issued and outstanding shares of each class of common stock of Gordon Trucking, Inc., (e) intercompany Debt owed by one Obligated Group Member to another Obligated Group Member, or (f) other Debt not to exceed $10,000,000.00 at any one time outstanding.

SECTION 5.3.    MERGERS, CONSOLIDATIONS, ACQUISITIONS, TRANSFERS OF ASSETS, RESTRUCTURINGS. (a) Enter into or be a party to any merger or consolidation with any other Person (including any Obligated Group Member) or purchase or otherwise acquire all or substantially all of the assets of, any Equity Interests in or any partnership or joint venture interest in, any other Person (including any Obligated Group Member) except for (i) any Permitted Acquisition, (ii) any merger between Obligated Group Members provided that an Obligated Group Member must be the surviving entity of any such merger to which it is a party, (iii) any merger between an Obligated Group Member and a Subsidiary of such Obligated Group Member that is not an Obligated Group Member so long as such Obligated Group Member is the surviving entity of any such merger or (iv) Permitted Investments made by any Obligated Group Member so long as at the time of and after giving effect to any Permitted Investment in an aggregate amount of consideration paid or exchanged for such Permitted Investments after the date of this Agreement of not more than $30 million in the aggregate; (b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Affiliates of any Obligated Group Member with nominal assets and nominal liabilities, or (ii) the liquidation or dissolution of an Obligated Group Member (other than Borrower) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Obligated Group Member are transferred to an Obligated Group Member that is not liquidating or dissolving, and provided immediately prior to and after any such liquidation or dissolution, no Event of Default exists; (c) suspend or cease operating a substantial portion of its operations or business, except as permitted pursuant to clauses (a) or (b) above; or (d) enter into any reorganization or recapitalization or reclassify its Equity Interests.

SECTION 5.4.    CHANGE IN BUSINESS; TRANSFER OF ASSETS. Make any substantial change in the nature of the business of the Obligated Group Members taken as a whole or as conducted after the Closing of the acquisition of Gordon Trucking; or sell, lease, transfer or otherwise dispose of all or a substantial portion of the consolidated assets of the Obligated Group Members taken as a whole to any Person that is not an Obligated Group Member except in the ordinary course of its business.

SECTION 5.5.    GUARANTEES. Pledge, hypothecate, or grant a Lien in any of its assets or property as security for any Debt, liability or obligation of any other Person or guarantee payment or performance of any Debt, liability or obligation of any other Person, except for (i) guarantees of liabilities and obligations (other than Debt) of Third Parties owed to Persons other than Bank that individually or in the aggregate with all such other guarantees reasonably would not be expected to have a Material Adverse Effect, (ii) guarantees of Debt and other obligations and liabilities (x) assumed by any Obligated Group Member in connection with any Permitted Acquisition or (y) of any Obligated Group Member which Debt or other obligations or liabilities are not prohibited under Section 5.2 or under any other provision of this Agreement and (iii) guarantees of Debt, obligations and liabilities owed to Bank or any Affiliate of Bank.

SECTION 5.6.    PLEDGE OF ASSETS. (a) Mortgage, pledge, grant or permit to exist any Lien in or upon all or any portion of any Obligated Group Member’s assets now owned or hereafter acquired, except for Permitted Liens or (b) enter into any agreement with any Person other than Bank which prohibits or limits the ability of any Obligated Group member to (i) create, incur, assume or suffer to exist any Lien to Bank upon any of its property or revenues, whether now owned or hereafter acquired or (ii) incur existing Obligations or additional or other future Obligations.

SECTION 5.7.    FISCAL YEAR AND METHOD OF ACCOUNTING. Modify or change its Fiscal Year or its method of accounting (other than in accordance with GAAP, but subject to the provisions of Section 7.12(b)).

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

SECTION 6.1.    EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)Any Obligated Group Member shall fail to pay when due any principal, interest, fees or other amounts payable in respect of any Obligations hereunder or under any of the Loan Documents to which such Obligated Group Member is a party.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Obligated Group Member or any other party under, this Agreement or any other Loan Document shall prove to be incorrect, false or misleading when furnished or made.

(c)    Any default or breach in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those separately described as an Event of Default in this section 6.1), and with respect to any such default or breach that by its nature can be cured, such default or breach shall continue for a period of twenty (20) days from the date Borrower knew, or, in the exercise of reasonable care should have known, of its occurrence.

(d)    Any default or breach in the payment or performance of any Debt, including without limitation, Purchase Money Debt and Capital Leases, owed to any Person (other than Obligations hereunder or under any Loan Document) or in respect of any agreement, commitment, contract, instrument, document or operating lease (other than any of the Loan Documents) to which any Obligated Group Member is a party which defaults and breaches individually or in the aggregate together with all other such defaults and breaches, reasonably would be expected to have a Material Adverse Effect.

(e)    Any Obligated Group Member shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Obligated Group Member shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any Obligated Group Member shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any Obligated Group Member shall be adjudicated a bankrupt, or an order for relief shall be entered against any Obligated Group Member by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)    One or more (i) judgments, orders, or awards are entered or recorded against any Obligated Group Member or its assets or (ii) notices of judgment liens are entered or filed against an Obligated Group Member, or with respect to any of assets of an Obligated Group Member, and any such judgment, order or award, together with all other outstanding unsatisfied judgments orders and awards against any Obligated Group Member, reasonably would be expected to have a Material Adverse Effect and either (A) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (B) enforcement proceedings are commenced upon or in respect of such judgment, order, award or notice, or service of a notice of levy and/or of a writ of attachment or execution, or other like process, is made against the assets of any Obligated Group Member.

(g)    Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against any Obligated Group Member and is not discharged or dismissed within 60 days; or any fraudulent conveyance or fraudulent transfer proceeding is filed against Bank on account of any payment, transfer or conveyance made by any Obligated Group Member or in respect of the assets or obligations of any Obligated Group Member.

(h)    The dissolution or liquidation of any Obligated Group Member that is not wholly-owned by an Obligated Group Member; or any Obligated Group Member that is not wholly-owned by an Obligated Group Member, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Obligated Group Member.

(i)    A Change of Control shall occur.

(j)    Any Acquired Debt is not paid in full or all Liens securing any Acquired Debt are not released, in each case, within 90 days (or such later date as approved by Bank in writing in its sole discretion) after the consummation of the Permitted Acquisition to which such Debt relates.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all Obligations under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable and the Obligated Group Members shall immediately Cash Collateralize all Letters of Credit then outstanding, all without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents, including any obligation to issue or cause to be issued any Letter of Credit, shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.     NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:         Heartland Express Inc. of Iowa
901 Kansas Avenue
North Liberty, Iowa 52317
Attn: John P. Cosaert, Chief Financial Officer
Telephone: 319-626-3600

With a copy to:         Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, NE 68508
Telephone: 402-435-3223
Attn: Mark A. Scudder

BANK:             WELLS FARGO BANK, NATIONAL ASSOCIATION
666 Walnut Street
2nd Floor
Des Moines, IA 50309
Attention: Casey A. Cason
Telephone: 515-245-8440
Facsimile: 515-471-4168

With a copy to:        Nyemaster Goode, P.C.
700 Walnut Street
Suite 1600
Des Moines, IA 50309
Telephone: 515-283-3148
Attn: John W. Blyth

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made when received.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents and Closing (which amount will not exceed $22,500.00), Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding

(including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder to any Third Party without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Obligated Group Member, or any collateral required hereby.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

SECTION 7.11.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in Iowa selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; if any, (ii) exercise self-help remedies relating to collateral or proceeds of collateral, if any, such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Iowa or a neutral retired judge of the state or federal judiciary of Iowa, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Iowa and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Iowa Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12.    DEFINITIONS.

(a)    Defined Terms. Terms defined in the opening paragraph and recital paragraphs shall have the meanings given to them there. Terms defined in other provisions of this Agreement shall have the meanings given to them where they are defined. The following terms shall mean:

“Acquired Debt” means Debt of a Person whose assets or Equity Interests are acquired by any Obligated Group Member in a Permitted Acquisition, provided that such Debt (a) (i) was in existence prior to the date of such Permitted Acquisition and (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (b) such Debt is paid in full, and all Liens securing such Debt are released, within 90 days after the consummation of the Permitted Acquisition to which such Debt relates, or such later date as Bank may approve in writing in its sole discretion.

“Acquisition” means (a) any purchase or other acquisition by an Obligated Group Member of all or substantially all of the assets or any division or business line of any other Person (including any Obligated Group Member) or (b) the purchase or other acquisition (whether by means of a merger, formation, incorporation, consolidation, or otherwise) by an Obligated Group Member of (i) all or substantially all of the Equity Interests of any other Person (including any Obligated Group Member) or (ii) Equity Interests of any Person (including any Obligated Group Member) that would be a Consolidated Affiliate after giving effect to such purchase or acquisition.

“Action” means with respect to any Person, an action, claim, investigation, litigation (including derivative actions), suit or proceeding by or before any governmental authority, arbitrator, court or administrative agency pending, or, to the knowledge of such Person, threatened, against such Person.

“Affiliate” shall mean, with respect to a specified Person, (a) any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person or (b) any other Person whose assets, liabilities net income and cash flow under GAAP and principles of consolidation are required to be included in the consolidated financial statements of such Person. For the purposes of this definition, the term “control” (including without limitation correlative meanings), the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by agreement or otherwise.

“Business Day” means (i) for all purposes other than as set forth in clause (ii) below, any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close, and (ii) with respect to all notices and determinations in connection with LIBOR and LIBOR Periods, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateralize” means to deliver cash collateral to Bank, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to Bank and in an amount satisfactory to Bank which shall not be less than the maximum amount that may drawn under each such Letter of Credit assuming compliance with each condition for drawing such maximum amount.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules thereunder), other than the Permitted Holders, of 50% or more of the outstanding Equity Interests in Parent or (b) the group comprised of Permitted Holders shall cease to own the largest percentage of the voting interest in all Equity Interests in Parent or (c) a majority of the members of the Board of Directors do not constitute Continuing Directors. For avoidance of doubt, proxies solicited in accordance with the Securities Exchange Act of 1934 and the rules and regulations thereunder and having a duration of one year or less shall not be deemed to indicate beneficial ownership.

“Consolidated Affiliate” means Parent, Heartland Express, Inc. of Iowa, A & M Express, Inc., Heartland Express Maintenance Services, Inc., Heartland Express Services, Inc. and Gordon Trucking, Inc. and each other Affiliate of Parent, a majority of the outstanding Equity Interests of which is owned by an Obligated Group Member and whose assets, liabilities, net income and cash flow are required under GAAP to be included in the consolidated financial statements of Parent required to be furnished to Bank under this Agreement.

“Continuing Director” means (a) any member of the Board of Directors of Parent who was a director of Parent as of the date of this Agreement and (b) any individual who becomes a member of the Board of Directors of Parent after the date of this Agreement if such individual was approved, appointed, or nominated for election to the Board of Directors of Parent by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors of Parent in office as of the date of this Agreement in an actual or threatened election contest relating to the election of the directors of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Debt” means, as to any Person, all outstanding obligations, secured or unsecured, of such Person for (a) borrowed money of such Person (whether or not evidenced by bonds, debentures notes or similar instruments) including, but not limited to the Loans, any amount outstanding under lines of credit or other credit facilities, (b) any Capital Leases which have been or should be recorded as liabilities on a balance sheet, (c) obligations of such Person to pay the deferred purchase price of property or services, (d) indebtedness of such Person secured by a Lien on real or personal property of such Person whether or not such Person has assumed such indebtedness or otherwise become personally liable for payment of such indebtedness, (e) obligations and indebtedness of any partnership of which such Person is a general partner, (f) Seller Earnout Obligations of such Person and other obligations of such Person under seller notes, (g) Equity Interests or other equity instrument of such Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise and (h) obligations in respect of the amount drawn under letters of credit which remain unreimbursed or unpaid.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, membership or other interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the United States Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Family Member” shall mean with respect to a natural person, the spouse, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such person, indirectly by adoption.

Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Obligated Group Members, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2013”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fraudulent Transfer Law” means Section 548 of Title 11 of the United States Code or any provisions of any other applicable Federal, state, foreign or other bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or similar law governing debtors and the enforceability of debtors' obligations.

“GAAP” means generally accepted accounting principles in the United States of America.

“Guarantor” means A & M Express, Inc., Parent, Heartland Express Maintenance Services, Inc., Heartland Express Services, Inc. and Gordon Trucking, Inc., initially, and each other Person that has executed a Guaranty Agreement in form and substance satisfactory to Bank.

“Guaranty Agreement” means a separate written guaranty agreement in favor of Bank or a joinder to this Agreement or to another guaranty agreement in favor of Bank, in each case, in form and substance satisfactory to Bank, pursuant to which each guarantor party thereto unconditionally, jointly and severally and without limitation guarantees the payment and performance of all Obligations.

“LC Disbursement” means a payment made by Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LIBOR” means, for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time on the first day of such LIBOR Period, or, for any day not a Business Day, the immediately preceding Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

"LIBOR Period" means a period commencing on a Business Day and continuing for 1 or 3 month periods (as designated by Borrower) during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than $100,000.00, (ii) if the day after the end of any LIBOR Period is not a Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then unless otherwise expressly indicated by Borrower to Bank at the time such LIBOR Period is selected by Borrower, such LIBOR Period shall continue up to, but shall not include, the next Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

“Lien” means, with respect to any Person, any interest granted by such Person in, or attaching to, any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any Debt and shall include any mortgage, lien, encumbrance, pledge, deposit, interest of lessor or titleholder under any Capital Lease, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan(s)” means the Reducing Line of Credit Loan.

“Margin Stock” means as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Obligated Group Members taken as a whole or (b) a material impairment of the ability of the Obligated Group Members to perform any of the Obligations, in each case as determined from the perspective of a reasonable Person in the Bank’s position.

“Note” means the Reducing Line of Credit Note and any promissory note delivered to and accepted by Bank in extension, modification, substitution, restatement or refinancing of any Note.

“Obligated Group Member” means any Borrower or any Guarantor.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Reducing Revolving Loans, all LC Exposure, hedging obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) owed to Bank or any Affiliate of Bank and all other obligations and liabilities, of any Obligated Group Member to Bank or any Affiliate of Bank or any indemnified party associated with Bank or any Affiliate of Bank, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, joint and several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Reducing Line of Credit Advances made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Parent” means Heartland Express, Inc., a Nevada corporation.

“Permitted Acquisition” means any Acquisition by an Obligated Group Member so long as (a) immediately after giving effect to such Acquisition, the Obligated Group Members are in pro forma compliance with all the financial ratios and restrictions set forth in Section 4.9 and no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, (b) in the case of an Acquisition involving a merger or consolidation to which a Borrower is a party, unless such Borrower is a surviving entity, the target company becomes a Borrower simultaneously with the closing of such Acquisition by executing and delivering to Bank a joinder to this Agreement and in the case of an Acquisition involving a merger or consolidation of a Guarantor, unless such Guarantor is a surviving entity, the target company becomes a Guarantor simultaneously with the closing of such Acquisition by executing and delivering to Bank a Guaranty Agreement, (c) in the case of the Acquisition of any Equity Interest of any Person, the board of directors or similar governing body of such Person has approved such Acquisition, (d) reasonably prior to such Acquisition, Bank shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Bank may require to evidence the termination of Liens on the assets or business to be acquired other than Permitted Liens, (e) not less than five days prior to such Acquisition (or such shorter period as Bank may agree in its discretion), the Bank shall have received a duly completed compliance certificate, in form and content reasonably satisfactory to Bank signed by the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer or Treasurer of Parent certifies that no Event of Default then exists or would occur upon or by reason of the consummation of such Acquisition, (f) in the case of any Acquisition of any Equity Interest of a target company in which the target company will be, upon closing of the Acquisition, a Consolidated Affiliate, simultaneously with the closing of such Acquisition, the target company executes and delivers to Bank a joinder to this Agreement in form and content reasonably satisfactory to Bank to become a Guarantor and (g) no Debt will be incurred, assumed, or would exist with respect to any Obligated Group Member as a result of such Acquisition, other than Acquired Debt permitted under Section 5.2(b) or (c) or Seller Earnout Obligations permitted under Section 5.2(d) and no Liens will be incurred, assumed, or would exist with respect to the assets of any Obligated Group Member as a result of such Acquisition, other than Permitted Liens. For avoidance of doubt, the acquisition of 100% of the Equity Interests of Gordon Trucking, Inc. is a Permitted Acquisition.

“Permitted Entity” shall mean with respect to a Person (a) a trust solely for the benefit of (i) such Person, (ii) one or more Family Members of such Person and/or (iii) any other Permitted Entity of such Person, (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Person, (ii) one or more Family Members of such Person and/or (iii) any other Permitted Entity of such Person, (c) any charitable trust, corporation or other entity created by such Person that is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code, and any successor entity that is exempt from taxation under Section 501(c)(3) upon a conversion of a charitable trust to such successor entity and (d) the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such Person’s assets.

“Permitted Holders” means (i) each of the Persons identified on Schedule 7.12 and any Affiliate or Permitted Transferee thereof, (ii) any Permitted Transferee of a Person that has become a Permitted Holder hereunder, (iii) each natural person who transferred Equity Interests in Parent to a Permitted Transferee that is or becomes a Permitted Holder pursuant to clauses (i) or (ii) of this definition, or (iv) a direct or indirect wholly-owned Subsidiary of Parent.

“Permitted Investment” means any purchase or other acquisition by any Obligated Group Member of non-publicly traded Equity Interests of any Person that would not be a Consolidated Affiliate upon closing of such purchase or acquisition but only if (a) immediately prior to and after giving effect to such purchase or other acquisition the Obligated Group Members are in pro forma compliance with all the financial ratios and restrictions set forth in Section 4.9, (b) immediately prior to the consummation of such purchase or acquisition no Default or Event of Default shall have occurred and be continuing or no Default or Event of Default would result from the consummation of such purchase or acquisition, (c) no Debt will be incurred, assumed, or would exist with respect to any Obligated Group Member as a result of such purchase or acquisition, other than Acquired Debt permitted under Section 5.2(b) or (c) or Seller Earnout Obligations permitted under Section 5.2(d), and (d) no Liens will be incurred, assumed, or would exist with respect to the assets of any Obligated Group Member as a result of such purchase or acquisition, other than Permitted Liens.

“Permitted Liens” means (a) Liens on fixed or capital assets acquired by an Obligated Group Member securing payment of Purchase Money Debt permitted under Section 5.2(b), so long as (i) such Liens and the Purchase Money Debt secured thereby are incurred prior to or within one hundred twenty (120) days after acquisition of such assets, (ii) the Purchase Money Debt secured thereby does not exceed the cost of acquisition of such fixed or capital assets and related costs and expenses incurred by such Obligated Group Member in connection with such Purchase Money Debt and (iii) such Liens shall not extend to any other property or assets of the Obligated Group Members (except that all Purchase Money Debt to a single creditor and Affiliates of such single creditor may be cross-collateralized by Liens only in the fixed or capital assets acquired by such Obligated Group Members that secure payment of the Purchase Money Debt owed to such single creditor or its Affiliates) and (b) (i) Liens for taxes or assessments or other governmental charges not delinquent or which Borrower is contesting in good faith, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to the Internal Revenue Code or ERISA), arising in the ordinary course of business and securing Debt that is not overdue by more than 120 days, (iii) liens, pledges and deposits made in the ordinary course of business in compliance with or under workers’ compensation, unemployment insurance, Social Security, or similar legislation, (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, (v) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.1(f), (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary, (vii) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by any Obligated Group Member in excess of those required by applicable banking regulations, (viii) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by an Obligated Group Member in the ordinary course of its business, (ix) Liens securing payment of Acquired Debt relating to a Permitted Acquisition, (x) Liens existing as of, and disclosed to Bank in writing prior to, the date of this Agreement, and (xi) other Liens that either individually or in the aggregate reasonably would not be expected to have a Material Adverse Effect and (c) security interests or Liens in favor of Bank.

“Permitted Transferee” means, with respect to a Person, (i) one or more of such Person’s Family Members, and (ii) any Permitted Entity of such Person.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

“Purchase Money Debt” means Debt at any time incurred or required by an Obligated Group Member to finance the acquisition of any fixed or capital asset, including Capital Leases and any Debt at any time assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof.

“Reducing Line of Credit Maturity Date” means October 31, 2018.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Seller Earnout Obligations” means, with respect to any Person, deferred payments owed by such Person to a seller (whether one or more) in connection with an Acquisition of Equity Interests in a company in the event the acquired company achieves certain operational and financial performance targets agreed to by such Person and such seller whether or not evidenced by a seller note.

“Solvent” means, with respect to the Obligated Group Members, that as of the date of determination, (a) such Obligated Group Members have not incurred and do not intend to incur Debts and liabilities (including guarantees and contingent liabilities) beyond their ability to pay such Debts and liabilities as they become due (whether at maturity or otherwise), (b) the sum of all such Obligated Group Members' Debts (including without limitation, subordinated liabilities, guarantees and contingent liabilities) does not exceed the present fair saleable value of such Obligated Group Members' present assets and properties (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Obligated Group Members), (c) such Obligated Group Members' consolidated capital is not unreasonably small in relation to their business as conducted on, or proposed to be conducted following, such date and (d) such Obligated Group Members are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and Fraudulent Transfer Laws. For purposes of this definition, the amount of any guarantee or contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such guarantee or contingent liabilities meet the criteria for accrual under GAAP).

“Subsidiary” means, with respect to any Person, an Affiliate of such Person that is a corporation, partnership, limited liability company, or other entity.

“Termination Date” means the earliest to occur of (a) the Reducing Line of Credit Maturity Date, (b) the occurrence of an Event of Default and (c) December 1, 2013 in the event the Permitted Acquisition of all of the issued and outstanding shares of each class of common stock of Gordon Trucking, Inc. has not closed on or prior to November 30, 2013.

“Third Party” means a Person who is not an Obligated Group Member.

(b)    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Bank notifies the Borrower that Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

SECTION 7.13.    ACKNOWLEDGMENT. Borrower and each Guarantor acknowledges receipt of a copy of this Agreement signed by the parties hereto.

ARTICLE VIII
GUARANTY

SECTION 8.1.    OBLIGATIONS GUARANTIED. Each of the Guarantors hereby, jointly and several, unconditionally, irrevocably and without limit, as a primary obligor and not only a surety, guarantees to Bank, or order, on demand in lawful money of the United States of America and in immediately available funds, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of any and all present and future Obligations of Borrower (“Borrower Obligations”, with such obligations of the Guarantors hereunder being referred to as the “Guarantor Obligations” and, together with the Borrower Obligations, the “Obligated Group Obligations”). This Agreement is a guaranty of payment and not collection.

SECTION 8.2.    CONTINUING GUARANTY; SUCCESSIVE TRANSACTIONS; OBLIGATION UNDER OTHER GUARANTIES. This is a continuing guaranty and all rights, powers and remedies hereunder shall apply to all past, present and future Borrower Obligations, including those arising under successive transactions which shall either continue the Borrower Obligations, increase or decrease it, or from time to time create new Borrower Obligations after all or any prior Borrower Obligation has been satisfied, and notwithstanding the dissolution, liquidation or bankruptcy of any of the Borrower or Guarantors or any other event or proceeding affecting any of the Borrower or Guarantors. Any payment by a Guarantor shall not reduce such Guarantor’s obligations. The obligations of Guarantors hereunder shall be in addition to any obligations of any Guarantor under any other guaranties of any liabilities or obligations of any of the Borrowers or any other Persons heretofore or hereafter given to or in favor of Bank unless said other guaranties are expressly modified or revoked in writing; and this Agreement shall not, unless expressly herein provided, affect or invalidate any such other guaranties. The guaranty contained in this Article VIII shall remain in full force and effect until all of the Obligated Group Obligations shall have been irrevocably paid in full.

SECTION 8.3.    GUARANTOR LIABILITY REMAINS DESPITE PAYMENTS. No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by Bank from any Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligated Group Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder and each Guarantor shall, notwithstanding any such payment, remain liable for the Obligated Group Obligations up to the maximum liability of such Guarantor hereunder until all Obligated Group Obligations are irrevocably paid in full.

SECTION 8.4.    BORROWER INDEMNIFICATION. In addition to all rights of indemnity and subrogation any Guarantor may have under applicable law (but subject to Section 8.4(c)), Borrower agrees that (a) in the event a payment in respect of any Borrower Obligation is made by any Guarantor, Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment, (b) Borrower’s agreements under this Section 8.4 are for the benefit of Bank and each Guarantor and (c) all rights of each Guarantor to indemnity, contribution or subrogation under Section 8.4(a), applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all Obligated Group Obligations.

SECTION 8.5.    CONTRIBUTION AND SUBROGATION. Each Guarantor (a “Contributing Party”) agrees (subject to Section 8.6) that, in the event a payment shall be made by any other Guarantor in respect of any Obligated Group Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by Borrower as provided in Section 8.4 or in accordance with applicable law, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 8.7, the date of the joinder hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 8.5 shall (subject to Section 8.6) be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 8.6.    SUBORDINATION.

(a)     Notwithstanding any provision of this Agreement to the contrary, all rights of Guarantors under Sections 8.4 and 8.5 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible and irrevocable payment in full in cash of the Obligated Group Obligations. No failure on the part of Borrower or any other Guarantor to make the payments required by Sections 8.4 and 8.5 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the Obligations of such Borrower or Guarantor hereunder.

(b)Each Guarantor hereby agrees that all obligations owed by it to, or to it by, any other Guarantor shall be fully subordinated to the indefeasible payment in full in cash of the Obligated Group Obligations.

SECTION 8.7.    ADDITIONAL OBLIGATED GROUP MEMBERS. Certain Affiliates of Parent not a party hereto as of the date hereof may be required to enter into this Agreement as a Guarantor. Upon the execution and delivery by Bank and any such Affiliate of a joinder to this Agreement, in form and substance reasonably satisfactory to Bank, such Affiliate shall become a Guarantor and an Obligated Group Member party to this Agreement, with the same force and effect as if originally named as such herein. The execution and delivery of any joinder to this Agreement shall not require the consent of any other Guarantor or Obligated Group Member. The rights and obligations of each Guarantor and Obligated Group Member hereunder shall remain in full force and effect notwithstanding the addition of any new Affiliate or Guarantor as a party to this Agreement.

SECTION 8.8.    EXCLUDED SWAP OBLIGATIONS. Anything in this Agreement or in any other Loan Document to the contrary notwithstanding, the Guarantor Obligations and Obligated Group Obligations of Guarantor shall exclude the Excluded Swap Obligations of such Guarantor. For purposes hereof,

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty hereunder of such Guarantor of, or the grant by such Guarantor of any Lien to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such Lien becomes effective with respect to such Swap Obligation or otherwise. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty under this Agreement or Lien is or becomes illegal.

“Swap Obligation” means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

SECTION 8.9.    MAXIMUM LIABILITY OF GUARANTOR. Anything herein or in any other Loan Document to the contrary notwithstanding, if any Fraudulent Transfer Law is determined by a court of competent jurisdiction to be applicable to the Guarantor Obligations of a Guarantor, such Guarantor Obligations of such Guarantor shall be limited to a maximum aggregate amount equal to the largest amount that would not render such Guarantor’s Guarantor Obligations subject to avoidance as a fraudulent transfer or fraudulent conveyance under any Fraudulent Transfer Law, in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of this Agreement or any other agreement.

SECTION 8.10    AUTHORIZATIONS TO BANK. Each Guarantor authorizes Bank, without notice to, approval or consent or demand on any Guarantor, and without affecting any Guarantor’s Guarantor Obligations, from time to time to:

(a)alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligated Group Obligations or any portion thereof, including increase or decrease of the rate of interest thereon;

(b)take and hold collateral, if any, securing payment of Obligated Group Obligations or any portion thereof, and exchange, enforce, waive, subordinate or release any such collateral;

(c)release, substitute or add any one or more Borrowers entering into or joining in the Credit Agreement or any one or more Guarantors or endorsers or guarantors of Obligated Group Obligations, endorsers or any other guarantors of Obligated Group Obligations, or any portion thereof, or any other party thereto; and

(d)apply payments received by Bank from any Borrower to any Borrower Obligations in such order as Bank shall determine in its sole discretion, whether or not such Borrower Obligations is covered by this Agreement, and Guarantor hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Agreement in whole or in part.

SECTION 8.11    GUARANTORS’ WAIVERS.

(a)    Each Guarantor waives any right to require Bank to: (i) proceed against any Borrower, any other Guarantor or any other Person; (ii) marshal assets or proceed against or exhaust any security held from any Borrower, any other Guarantor or any other Person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security or collateral, if any, granted by Borrowers, any other Guarantor or any other Person; if any; (iv) take any other action or pursue any other remedy in Bank's power; (v) perform any obligation of any Guarantor with respect to any collateral securing any Obligated Group Obligations; (vi) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Obligated Group Obligations, any collateral security of any Obligated Group Obligations, or any other obligations or evidences of indebtedness held by Bank as security collateral for or which constitute in whole or in part the Obligated Group Obligations, or in connection with the creation of new or additional Obligated Group Obligations. Each Guarantor further waives any right to direct the application of payments or security for any Obligated Group Obligations or any obligations of customers of Guarantor.

(b)    Each Guarantor waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of any Borrower, any other Guarantor or any other Person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of any Obligated Group Obligations or obligations of any other Person; (iii) any lack of authority of any officer, director, partner, agent or any other Person acting or purporting to act on behalf of any of Obligated Group Member that is a corporation, limited liability company, partnership or other type of entity, or any defect in the formation of any such Obligated Group Member; (iv) the application by any Borrower of the proceeds of any Borrower Obligations for purposes other than the purposes represented by Borrower to, or intended or understood by, Bank or any Guarantor; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any Borrower, any other Guarantor or any portion of Obligated Group Obligations by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any Borrower; (vi) reserved (vii) any modification of any Obligated Group Obligations, in any form whatsoever, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, any Obligated Group Obligations or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) any requirement that Bank give any notice of acceptance of this Agreement. Until all Obligated Group Obligations shall have been irrevocably paid in full, no Guarantor shall have any right of subrogation, and each Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against any Borrower, any other Guarantor or any other Person, and waives any benefit of, or any right to participate in, any security or collateral now or hereafter held by Bank. Each Guarantor further waives all rights and defenses Guarantor may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Obligated Group Obligations, destroys any Guarantor's rights of subrogation or indemnification or any Guarantor's rights to proceed against any Borrower, any other Guarantor or any other Person for reimbursement, or (B) any loss of rights any Guarantor may suffer by reason of any rights, powers or remedies of any Borrower or any other Guarantor in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Obligated Group Obligations, whether by operation of law or otherwise.

SECTION 8.12    SUBORDINATION TO OBLIGATED GROUP OBLIGATIONS. Each Guarantor hereby subordinates each obligation of Borrower or any Guarantor now or hereafter held by or owed to such Guarantor to Obligated Group Obligations and each Guarantor assigns such obligations of any Borrower or Guarantor to Bank as security for this Agreement and the Obligated Group Obligations and, if Bank requests, shall be collected and received by such Guarantor as trustee for Bank and paid over to Bank on account of the Obligated Group Obligations but without reducing or affecting in any manner the liability of any Guarantor under the other provisions of this Agreement.

SECTION 8.13    JOINT AND SEVERAL OBLIGATIONS; SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY. The obligations of each Guarantor under this Agreement are joint and several and independent of the Borrower Obligations, and a separate action or actions may be brought and prosecuted against any Guarantor whether action is brought against any Borrower, any other Guarantor or any other Person, or whether any Borrower, any other Guarantor or any other Person is joined in any such action or actions. Each Guarantor waives the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and each Guarantor agrees that any payment of any Obligated Group Obligation or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to such Guarantor's liability hereunder. The liability of each Guarantor hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent for any reason any amount at any time paid on account of any Obligated Group Obligation is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Bank in its sole discretion; provided however, that if Bank chooses to contest any such matter at the request of any Guarantor, each Guarantor agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND BANK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:	BANK:
HEARTLAND EXPRESS, INC. OF IOWA By: /s/Michael Gerdin Michael Gerdin President	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/Casey A. Cason Casey A. Cason Senior Vice President
GUARANTORS:	GUARANTORS:
HEARTLAND EXPRESS, INC. By: /s/Michael Gerdin Michael Gerdin Chairman & CEO	HEARTLAND EXPRESS MAINTENANCE SERVICES, INC. By: /s/Michael Gerdin Michael Gerdin President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GUARANTORS:	GUARANTORS:
GORDON TRUCKING, INC. By: /s/ Steven M. Gordon Steven M. Gordon COO	A & M EXPRESS, INC. By /s/Michael Gerdin Michael Gerdin President

HEARTLAND EXPRESS SERVICES, INC. By: /s/Michael Gerdin Michael Gerdin President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule 2.5
Actions

Actions

None.

Schedule 2.14
Consolidated Affiliates, Joint Ventures and Partnership Interests

Heartland Express, Inc.
A & M Express, Inc.
Heartland Express Maintenance Services, Inc.
Heartland Express Services, Inc.
Gordon Trucking, Inc.

Schedule 7.12
List of Permitted Holders

Ann Gerdin
Michael Gerdin
Angela Janssen
Julie Durr